EXHIBIT 24.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors
Comprehensive Care Corporation:


We consent to the incorporation by reference in the Post-
Effective Amendment No. 3 to the Registration Statement
(No. 33-6520) on Form S-8 and in the Registration
Statement (No.33-27213) on Form S-8 of Comprehensive Care
Corporation of our report dated August 27, 1992, relating to the consolidated statement of operations, stockholders equity and cash flows and related schedules of Comprehensive Care Corporation and subsidiaries for the year ended May 31, 1992, which report appears in the May
31, 1994 annual report on form 10-K of Comprehensive Care
Corporation.

Our report dated August 27, 1992 contains two separate explanatory paragraphs which state:


     As discussed in Note 15 to the consolidated financial statements, the Company is currently undergoing a payroll tax audit by the Internal Revenue Service
("IRS") for calendar years 1983 through 1991. The IRS asserted that certain physicians and psychologists engaged as independent contractors by the Company should have been treated as employees for payroll tax purposes and has issued an assessment claiming additional taxes due on that basis. Management believes that its treatment of the independent contractors is consistent with IRS guidelines and established industry practice.
Management has filed a protest to the assessment and intends to defend vigorously the claims made by the IRS related to this issue. Also, as discussed in Note 15 to the consolidated financial statements, on August 15, 1991 the Company, along with others, were named in a stockholder complaint filed in District Court related to the terminated reorganization with First Hospital
Corporation. Management intends to defend vigorously the claims related to this issue. The ultimate outcome of these matters cannot presently by determined.
Accordingly, no provision for any liability that may result upon resolution of these matters has been recognized in the accompanying consolidated financial statements.

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The accompanying consolidated financial statements have
been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred significant recurring losses and has a substantial portion of its senior secured debt due on November 15, 1992. The potential need for additional financing to repay debt as it comes due and finance the Company's anticipated working capital requirements during fiscal
1993 raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.






   /S/    KPMG Peat Marwick
- - --------------------------------------------
KPMG Peat Marwick

St. Louis, Missouri
August 26, 1994